Exhibit 99.1

             I.C. Isaacs Reports Third Quarter Fiscal 2005 Results


     NEW YORK--(BUSINESS WIRE)--Nov. 9, 2005--I.C. Isaacs & Company, Inc. (OTCBB:ISAC), designer and marketer of the Marithe+Francois Girbaud brand of casual denim and sportswear, today reported third quarter 2005 results.
     For the three months ended September 30, 2005, the Company reported net sales of $20.3 million compared to $21.9 million in the third quarter of 2004. Net income for the third quarter was $2.3 million, or $0.17 per diluted share compared to $2.5 million, or $0.18 per diluted share, for the same period of 2004. The decrease in revenue is attributable to the Company's planned exit from the women's urban business, its exit from unproductive men's doors that do not reflect the appropriate image of the Girbaud brand and the economic effect of the hurricanes that devastated the Gulf Coast in the third quarter of 2005.
     For the nine months ended September 30, 2005, the Company reported a net sales increase of 5.5% to $65.7 million and a diluted earnings per share increase of 38.9% to $0.50 versus $0.36 during the same period of 2004.
     Peter Rizzo, Chairman and CEO commented, "We are nearing the completion of our two year restructuring plan. The improvements made to our retail distribution, shipping and production are clearly gaining traction. In men's, we exited out of unproductive doors, broadened our product offering and continued to build a more defined and cohesive department store presence. Our women's young contemporary collection, which will launch for Spring 2006, is now also properly positioned and has been very well received by our primary department store group. We are making excellent strides repositioning the brand into a fresher, cleaner, contemporary look and believe that our focus on new department store distribution will accelerate our 2006 business."
     Gross margins in the third quarter decreased 50 basis points to 43.3% compared to 43.8% in the prior year. The decrease in gross margins is attributable to higher clearance sales associated with the Company's exit from unproductive men's and women's store locations and excess inventory due to store closings associated with the hurricanes that devastated the Gulf Coast. Operating expenses improved 7.2% to $6.4 million in the third quarter of 2005 from $6.9 million in the same period of 2004. As a result of the above factors, operating income as a percentage of net sales decreased 60 basis points to 11.9% from 12.5% in the prior year third quarter.
     For the nine month period, net sales increased 5.5% to $65.7 million compared to $62.3 million for the nine months ended September 30, 2004. Gross margins increased 300 basis points to 42.0% in the nine months ended September 30, 2005 from 39.0% in the same period of 2004. Operating income as a percentage of net sales for the first nine months of fiscal 2005 increased 260 basis points to 11.1% compared to 8.5% for the same period of the prior year. Net income improved 44.7% to $6.8 million, or $0.51 per diluted share, for the nine months ended September 30, 2005, compared to net income of $4.7 million, or $0.36 per diluted share, for the same period of 2004.
     Mr. Rizzo concluded, "Over the course of the past year, our operating capabilities have significantly improved in the areas of management, infrastructure, product design, and distribution. This has resulted in improved year to date margins and a stronger, more efficient company. As we look ahead, we are encouraged by the growth opportunities associated with both our men's and women's business and believe the Girbaud business is in the process of becoming a leading, highly desired brand among both better department stores and specialty stores in North America."

     Order Backlog

     The Company's order backlog was $18.6 million at September 30, 2005, a decrease of 35.9% compared to $29.0 million at September 30, 2004. The planned exit from women's urban department stores, combined with the exit from underperforming men's doors and the economic effect of the hurricanes that devastated the Gulf Coast in the third quarter of 2005 is reflected in the reduced backlog number. The Company believes that its current and expected fourth quarter level of backlog are sufficient to support its sales and earnings plan for the remainder of 2005 and the first quarter of 2006.

     Fiscal Year 2005 Operating Forecast

     Due to the Company's product repositioning as well as order input delays in the women's department store business and the economic effect of the hurricanes that devastated the Gulf Coast, the Company is revising its outlook for its 2005 fiscal year and now expects its diluted earnings per share to be in the range of $0.60 to $0.62. On August 2, 2005, the Company previously stated that it expected its diluted earnings per share to be in the range of $0.62 to $0.65.

     Fiscal 2006 Operating Forecast

     For the 2006 fiscal year, the Company expects its diluted earnings per share to be approximately 10% over its 2005 expected results.

     About I.C. Isaacs & Company

     The Company, through its operating subsidiary, I.C. Isaacs & Company, LP, designs and markets full lines of casual denim and sportswear for men and women in the United States and Puerto Rico under the Marithe+Francois Girbaud brand. I.C. Isaacs & Company, LP maintains offices in New York City and Baltimore.

     This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief, or current expectations of I.C. Isaacs and its management with respect to expenses and expected financial results of the Company for fiscal years 2005 and 2006, including, without limitation, statements regarding the Company's expectations with respect to the economic environment in 2005 and belief in the strength and future of the Girbaud brand. Such statements are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from those contemplated in such forward-looking statements, including, but not limited to, (i) changes in the marketplace for the Company's products, including customers' taste, (ii) the introduction of new products or pricing changes by the Company's competitors, (iii) changes in the economy, (iv) termination of one or more of its agreements for the use of the Girbaud brand names and images, (v) the risk that the Company's sales estimate will differ from actual orders and the Company will order too much or too little inventory,
(vi) the effect the restructuring of the women's line will have on future income, and (vii) the Company's expectation of net sales and diluted earnings per share for fiscal years 2005 and 2006. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

                      I.C. Isaacs & Company, Inc.
           Consolidated Statements of Operations (Unaudited)
                 (000'S Omitted Except Per Share Data)

                                  Three Months Ended Nine Months Ended
                                     September 30,     September 30,
                                   ----------------- -----------------
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------

Net sales                          $20,296  $21,888  $65,747  $62,320
Cost of sales                       11,500   12,259   38,158   37,988
                                   -------- -------- -------- --------

Gross profit                         8,796    9,629   27,589   24,332
                                   -------- -------- -------- --------

Operating Expenses
  Selling                            2,764    3,034    8,454    7,829
  License fees                       1,253    1,356    3,976    4,008
  Distribution and shipping            532      493    1,662    1,480
  General and administrative         1,833    2,018    6,218    5,697
                                   -------- -------- -------- --------

Total operating expenses             6,382    6,901   20,310   19,014
                                   -------- -------- -------- --------

Operating income                     2,414    2,728    7,279    5,318
                                   -------- -------- -------- --------

Other income (expense)
  Interest, net of interest income     (94)    (192)    (344)    (583)
  Other, net                            --        1       --       25
                                   -------- -------- -------- --------

Total other income (expense)           (94)    (191)    (344)    (558)
                                   -------- -------- -------- --------

Income before income taxes           2,320    2,537    6,935    4,760
 Income tax expense                     49       48      141       94
                                   -------- -------- -------- --------
Net income                          $2,271   $2,489    6,794   $4,666
                                   -------- -------- -------- --------


Basic income per share               $0.19    $0.22    $0.58    $0.42
Basic weighted average shares
 outstanding                        11,751   11,165   11,706   11,145
Diluted income per share             $0.17    $0.18    $0.50    $0.36
Diluted weighted average shares
 outstanding                        13,464   13,670   13,464   13,117


                      I.C. Isaacs & Company, Inc.
                Consolidated Balance Sheets (Unaudited)
                 (000's omitted except per share data)

                                              September     December
                                               30, 2005     31, 2004
                                             ------------ ------------

Assets
Current
  Cash, including temporary investments of
   $413 and $70                                     $543       $1,046
  Accounts receivable, less allowance for
   doubtful accounts of $340 and $316             16,299       10,016
  Inventories                                      5,630        8,317
  Deferred tax asset                               1,193        1,193
  Prepaid expenses and other                         262          510
                                             ------------ ------------

    Total current assets                          23,927       21,082
Property, plant and equipment, at cost, less
 accumulated depreciation and amortization         2,952        2,087
Other assets                                       4,565        4,663
                                             ------------ ------------

                                                 $31,444      $27,832
                                             ============ ============
Liabilities And Stockholders' Equity
Current
  Outstanding checks                                 $53          $--
  Revolving line of credit                         1,338          223
  Current maturities of long-term debt             3,364        3,366
  Accounts payable                                 1,457        3,098
  Accrued expenses and other current
   liabilities                                     3,986        5,799
                                             ------------ ------------

    Total current liabilities                     10,198       12,486
                                             ------------ ------------

Long-term debt                                     2,103        3,192
Commitments and Contingencies

Stockholders' Equity
  Preferred stock; $.0001 par value; 5,000
   shares authorized, none outstanding                --           --
  Common stock; $.0001 par value; 50,000
   shares authorized, 12,967 and 12,791
   shares issued; 11,790 and 11,614 shares
   outstanding                                         1            1
  Additional paid-in capital                      44,295       44,101
  Accumulated deficit                            (22,830)     (29,625)
  Treasury stock, at cost (1,177 shares)          (2,323)      (2,323)
                                             ------------ ------------

    Total stockholders' equity                    19,143       12,154
                                             ------------ ------------

                                                 $31,444      $27,832
                                             ============ ============


     CONTACT: I.C. Isaacs & Company, Inc.
              by
              Integrated Corporate Relations
              Bill Zima, 203-682-8200